Exhibit 10.35
APACHE CORPORATION
INCOME CONTINUANCE PLAN
(As Amended and Restated Effective as of January 1, 2005)
The Company desires to provide income continuance benefits to the following groups of its employees in case there is a change of control affecting the Company, for the reasons indicated:
     (i) Those 40 years of age and older, a protected class under federal and state age discrimination laws, because it has been determined that they typically have more difficulty in finding new employment than younger persons;
     (ii) Those who have been continuously employed by the Company for 10 years or more, because they have demonstrated their personal commitment to the success of the Company;
     (iii) Those whose special skills, experience or potential justify their inclusion in order to acquire or retain their services; and
     (iv) Those who are officers of the Company.
The Company adopted this Plan on January 10, 1986 in order to protect the income and other employee benefits of the Company’s Employees and in order to induce the Employees to remain in the employ of the Company for the ultimate benefit of the Company and its shareholders.
The Plan is intended to create a binding legal relationship between the Company and each Employee, and a copy of the Plan together with applicable conditions will be given to each Employee. It is also intended that this Plan comply with the requirements of Code §409A, and it shall be interpreted in this light.
Section 1. Definitions.
     (a) “Benefit Period” shall mean a period of time following an Employee’s Termination Date. An Employee’s Benefit Period is determined on his Termination Date and is equal to half the number of months of his continuous service with the Company on that date, up to a maximum Benefit Period of 24 months, with the following exceptions. The Benefit Period for an officer of the Company is 24 months. The Benefit Period may be extended to a maximum of 24 months, if the Company concludes the extension is reasonably required in order to induce an individual to accept employment or in order to retain an existing employee.
     (b) “Change of Control” shall mean the event occurring when a person, partnership or corporation together with all persons, partnerships or corporations acting in concert with each person, partnership or corporation, or any or all of them, acquires more than 20% of the Company’s outstanding voting securities; provided that a Change of Control shall not occur if such persons, partnerships or corporations acquiring more than 20% of the Company’s voting securities is solicited to do so by the Company’s board of directors, upon its own initiative, and such persons, partnerships or corporations have not previously proposed to acquire more than 20% of the Company’s voting securities in an unsolicited offer made either to the Company’s board of directors or directly to the stockholders of the Company.
     (c) “COBRA Premium” shall mean 100% of the applicable premium, as defined in Code §4980B(f)(4).
     (d) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor. References to a particular section of the Code shall also refer to any successor section.
     (e) “Committee” shall mean the administrative committee provided for in section 4.
     (f) “Company” shall mean Apache Corporation, a Delaware corporation, whose headquarters is in Houston, Texas, and, unless the context indicates otherwise, its wholly-owned subsidiaries and affiliates. “Affiliate” shall mean any and all entities that, together with Apache, would not cause any portion of this Plan to be treated as a multiple employer welfare arrangement pursuant to ERISA §3(40).
     (g) “Effective Date” shall mean the date on which a Change of Control takes place.
     (h) “Employee” shall mean each regular exempt or non-exempt employee of the Company on the Effective Date or the Termination Date who:
     (i) is 40 years of age or older; or
     (ii) has been continuously employed by the Company for 10 years or more; or
     (iii) has been designated by the Board of Directors as having special skills, experience or potential which warrant extension of the Plan to them; or
     (iv) is an officer of the Company.
     (i) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     (j) “Monthly Compensation” shall mean one-twelfth of the total of all compensation, including wages, salary, and any other incentive compensation, bonuses, commissions and non-salary and non-wage cash compensation, that was paid as consideration for the Employee’s services during the year immediately preceding the

Termination Date, or that would have been so paid at the Employee’s usual rate of compensation if the Employee had worked a full year.
     (k) “Participant” shall mean an Employee who has become entitled to the benefits under the Plan pursuant to section 2.
     (l) “Plan” shall mean the Income Continuance Plan of the Company, as amended.
     (m) “Separation from Service and Separate from Service” shall mean a separation from service within the meaning of Code §409A(a)(2)(A)(i). A Participant who has a Separation from Service “Separates from Service.” For purposes of this Plan, a Separation from Service occurs when the Company and the Participant both expect that the Participant’s level of services to permanently drop by more than 50% from his average level of services during the preceding 36 months (or, if less, the duration of his employment with the Company).
     (n) “Specified Employee” shall have the same meaning as in Code §409A(a)(2)(B)(i). In determining the identity of Specified Employees, the default rules contained in Treasury Regulation §1.409A-1(i) will be applied, except that the primary document evidencing the Change of Control (such as a Purchase and Sale Agreement or Merger Agreement or Stock Acquisition Agreement) may contain different rules for determining the identity of Specified Employees after the Change of Control.
     (o) “Termination Date” shall mean:
     (i) If an Employee’s Separation from Service is involuntary, his Termination Date is the date on which an authorized written or oral statement is conveyed to the Employee indicating that the Employee’s employment is terminated; or
     (ii) If an Employee’s Separation from Service is voluntary, his Termination Date is the date on which the Employee delivers a written notice to the Company or its successor advising of termination of employment.
Section 2. Eligibility for Benefits.
The benefits described in this Plan shall come into effect only if the Employee is “terminated” on or within two years after the Change of Control. For this purpose, an Employee is considered “terminated” in the following circumstances.
     (a) Involuntary Termination. Each of the following three conditions is satisfied.
          (i) The Company or its successor terminates an Employee for any reason on or after the Change of Control.
          (ii) The termination constitutes a Separation from Service.

          (iii) The termination does not result from an act of the Covered Employee that (A) constitutes common-law fraud, a felony, or a gross malfeasance of duty, and (B) is materially detrimental to the best interests of the Company or its successor.
     (b) Voluntary Termination with Cause. Either the facts and circumstances indicate that each of the following five conditions is satisfied or that the Participant’s termination is properly characterized as involuntary pursuant Treasury Regulation §1.409A-1(n)(2), other IRS guidance of general applicability, or an IRS private letter ruling applicable to the Participant.
          (i) The Employee Separates from Service of his own volition.
          (ii) The Employee’s Separation from Service occurs during the 24-month period beginning on the date of the Change of Control.
          (iii) One or more of the following conditions occurs without the Employee’s consent on or after the Change of Control:
               (A) There is a material diminution in the Employee’s base compensation, compared to his rate of base compensation on the date of the Change of Control.
               (B) There is a material diminution in the Employee’s authority, duties, or responsibilities.
               (C) There is a material diminution in the authority, duties, or responsibilities of the Employee’s supervisor, such as a requirement that the Employee (or his supervisor) report to a corporate officer or employee instead of reporting directly to the board of directors.
               (D) There is a material diminution in the budget over which the Employee retains authority.
               (E) There is a material change in the geographic location at which the Employee must perform his services, including, for example, the assignment of the Employee to a regular workplace that is more than 50 miles from his regular workplace on the date of the Change of Control.
          (iv) The Employee must notify the Company of the existence of one or more adverse conditions specified in paragraph (iii) within 90 days of the initial existence of the adverse condition. The notice must be provided in writing to Apache’s Vice President, Human Resources or his delegate. The notice may be provided by personal delivery or it may be sent by email, inter-office mail, regular mail (whether or not certified), fax, or any similar method. Apache’s Vice President, Human Resources or his delegate shall acknowledge receipt of the notice within 5 business days; the acknowledgement shall be sent to the Covered Employee by certified mail.
     (v) The Company does not remedy the adverse condition within 30 days of being notified of the adverse condition.
Section 3. Benefits.
     (a) Income Continuation.
          (i) Timing of Payments, General. Except as provided for Specified Employees in paragraph (ii) or as reduced in paragraph (iii), each month the Participant will be paid his Monthly Compensation. The first payment will be made on the first 15th of the month that occurs after the Participant’s Separation from Service or as soon thereafter as is administratively practicable, and subsequent payments will be made on the 15th of each succeeding month. The number of payments the Participant receives is equal to the number of months in his Benefit Period.
          (ii) Exceptions for Specified Employees. This paragraph applies to the payments to a Participant who is a Specified Employee. The Specified Employee shall be paid as described in subsection (a) with the following exceptions for his first six payments.
               (A) No Deferral of Compensation. The payments under this Plan generally cease to be subject to a substantial risk of forfeiture when the Participant Separates from Service. If the payments cease to be subject to a substantial risk of forfeiture in one year and the Participant Separates from Service on or before October 15 of that year, the first six payments will be made at the times specified in subsection (a). If the payments cease to be subject to a substantial risk of forfeiture in one year and the Participant Separates from Service after October 15 of that year, regular payments will be made at the times specified in subsection (a) through February 15 in the year after the Separation from Service and the remainder of the first six payments will be paid on March 15 (or if March 15 is not a business day, the payment shall be made on the immediately preceding business day).
               For example, if the Participant terminates on December 31, he will receive the regular payments on January 15 and February 15, and will receive four months’ worth of payments on March 15. His next payment will be on July 15.
               For purposes of Treasury Regulation §§ 1.409A-1(b)(4)(i)(F) and 1.409A-2(b)(2), each payment from this Plan is considered a separate payment.
               (B) Limited Payments during First Six Months. This subparagraph applies only if subparagraph (A) does not apply to the Specified Employee, such as when his benefits cease to be subject to a substantial risk of forfeiture in a year earlier than the year of his Separation from Service. Each month, the sum of (1) the monthly payment under this paragraph (ii), (2) the amount of any gross-up under paragraphs (b)(iii) or (b)(iv), and (3) any payment from any other separation pay plan (other than those described in Treasury Regulation §1.409A-1(b)(9)(ii), (iv), or (v)) is limited to the lesser of one-third of the Participant’s annual compensation for the year preceding the year in which he Separated from Service or one-third the of the annual limit in effect under Code §401(a)(17) for the calendar year containing the Separation from Service. For this purpose, “annual compensation” means the Participant’s annualized compensation based upon the annual rate of pay for services provided to Apache for the year preceding the year in which the Participant Separated from Service, adjusted for any increase during that year that was expected to continue indefinitely had the Participant not Separated from Service. If any monthly payments are limited by the foregoing, the reductions in each payment shall be aggregated and that exact sum shall be paid to the Specified Employee six months after his Separation from Service.
               (C) Reduction in Payments. The payments described in this subsection shall be reduced by the amount of any severance pay required by foreign law.
     (b) Continued Health Coverage.
          (i) General. The Participant shall continue to be covered by the Company’s medical plan, dental plan, vision plan, and employee assistance program after Separating from Service for the number of months in his Benefit Period. The Participant and his family members may also be able to continue their coverage even after the Benefit Period ends, pursuant to the continuation coverage rules under those plans. The benefits offered during the Benefit Period shall contain at least one alternative that is at least as valuable as the benefits offered immediately before the Change of Control. In addition, the Participant shall have the same coverage options as are available to current employees of the Company. The Participant may change his coverage from one alternative to another, and may add or drop coverage for his dependents or spouse, subject to the same rules as a current employee of the Company.
          (ii) Premiums. The Company may not charge a Participant for coverage under the employee assistance program. The Company may charge a premium for coverage under the medical, dental, and vision plans, but the maximum premium for the alternative(s) that are at least as valuable as the benefits offered immediately before the Change of Control shall not exceed what was charged under the schedule of premiums that was in effect immediately before the Change of Control. For example, if the premium was $64 per month for employee-only coverage and $200 per month for family coverage on the date of the Change of Control, and a male Participant marries a woman with children two months into their 24-month Benefit Period, their premium will be $200 per month for next 22 months for coverage that is at least as valuable as the family coverage benefits immediately before the Change of Control.

          (iii) Cafeteria Plan. Except as provided in paragraph (iv), the Company shall ensure that it maintains a cafeteria plan allows each Participant in this Plan to reduce their pay described in subsection (a) to pay their share of the premiums for medical, dental, and vision coverage generally on a pre-tax basis. If the cafeteria plan fails one of its nondiscrimination tests, a highly paid Participant’s supposedly pre-tax deductions from his pay will generally be included in his taxable income. In this case, the Company shall pay the Participant a gross-up so that the highly paid ICP participant’s after-tax income equals what it would have if his deduction from his pay were made on a pre-tax basis.
          (iv) After-Tax Premiums. Each year, beginning with the year containing the Change of Control, the Committee shall determine whether each self-funded health plan is discriminatory. If a self-funded plan is discriminatory, each Participant who was a highly compensated individual (within the meaning of Code §105(h)(5)) shall pay the COBRA Premium for coverage with after-tax deductions from his pay described in subsection (a), and for purposes of Code §105 a separate self-funded health plan shall be considered to have been established for such highly compensated individuals for that year. If sufficient deductions were not properly withheld, the Participant is responsible for reimbursing the Company for the underwithholding. The Company shall pay a gross-up to each Participant who was a highly compensated individual (within the meaning of Code §105(h)(5)) so that his after-tax income equals what it would have if he only had to pay the amount described in paragraph (ii) for coverage and this amount was withheld on a pre-tax basis from his pay. In addition, the Committee may project during a year whether a self-funded plan will be discriminatory, and pay a gross-up to each Participant who is expected to be a highly compensated individual (within the meaning of Code §105(h)(5)) for that year so that his after-tax income equals what it would have if he only had to pay the amount described in paragraph (ii) for coverage and this amount were withheld on a pre-tax basis from his pay.
          (v) Gross-Up. If a Participant receives a gross-up under paragraph (iii) or (iv), the gross-up shall be paid as quickly as possible and no later than end of the calendar year following the calendar year in which the Participant’s right to the gross-up arose. However, if the gross-up is due to a tax audit or litigation addressing the existence or amount of a tax liability, the gross-up shall be paid as soon as administratively convenient after the litigation or audit is completed, and no later than the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.
     (c) Continued Life Insurance. The Company shall continue to provide term-life insurance for each Participant until (i) the Participant stops paying the premiums or (ii) the Benefit Period expires. The amount of the available coverage shall be at least as much as was provided to the Participant on the date of the Change of Control. The Participant-paid portion of the premiums shall be no larger than the premiums charged to current employees of the Company who perform the same types of tasks, at the same level, as the Participant performed immediately before the Change of Control.

     (d) Legal Expenses
          (i) Expenses That Are Not Subject to Code §409A. The Plan shall reimburse the Participant (or, if the Participant has died, his beneficiary, spouse, and dependents — collectively, the “claimant” in this subsection) for all expenses, including attorneys’ fees, that the claimant incurs before the end of the calendar year containing the second anniversary of the Participant’s Separation from Service and that are incurred in enforcing the claimant’s rights against the Company or its successor under this Plan, regardless of the whether the action is successful. The Plan shall reimburse the claimant as soon as practicable and no later than the end of the calendar year containing the third anniversary of the Participant’s Separation from Service.
          (ii) Expenses That Are Subject to Code §409A. The Plan shall reimburse the claimant for all expenses, including attorneys’ fees, that he incurs after the calendar year containing the second anniversary of the Participant’s Separation from Service and before the third anniversary of the Participant’s death and that are incurred in enforcing the claimant’s rights against the Company or its successor under this Plan, regardless of the whether the action is successful.
     (e) Noncompliance with Code §409A. To the extent that the Company takes any action that causes a violation of Code §409A or fails to take reasonable actions required to comply with Code §409A, the Company shall pay an additional amount (the “gross-up”) to the individual(s) who are subject to the penalty tax under Code §409A(a)(1) that is sufficient to put him in the same after-tax position he would have been in had there been no violation of Code §409A. The Company shall not pay a gross-up if the cause of the violation of Code §409A is because the recipient failed to take reasonable actions (such as failing to timely provide the information required for tax withholding or failing to timely provide other information reasonably requested by the Committee — with the result that the delay in payment violates Code §409A). Any gross-up will be made as soon as administratively convenient after the Committee determines the gross-up is owed, and no later than the end of the calendar year immediately following the calendar year in which the additional taxes are remitted. However, if the gross-up is due to a tax audit or litigation addressing the existence or amount of a tax liability, the gross-up will be paid as soon as administratively convenient after the litigation or audit is completed, and no later than the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.
     (f) Death of Participant
          (i) Payments to Beneficiary. If the Participant dies during the Benefit Period, his Beneficiary shall be paid all remaining payments under subsection (a), (d), and (e), on the same schedule as they would have been paid to the Participant had he lived. See subsection (g) for possible delays. The amount paid to the Beneficiary will be reduced by the cost of health coverage of the surviving spouse and dependents. If the Beneficiary dies before receiving all such payments, any remaining payments shall be paid to the Beneficiary’s estate.
          (ii) Health Coverage. If the Participant dies during the Benefit Period, his spouse and dependents shall continue to receive the benefits identified in subsection (b), at the price specified in subsection (b), for the remaining duration of the Benefit Period. A surviving spouse or dependent who is not covered by such plans when the Participant dies may elect to be covered by such plans whenever the Participant could have elected coverage for them had he not died. Any gross-up under subsection (b)(iii) or (b)(iv) shall be made the surviving spouse, if any, and otherwise to the dependents. (See section 9 for payments to a minor.)
          (iii) Beneficiary Designation. Each Participant shall designate one or more persons, trusts, or other entities as his Beneficiary to receive any amounts identified in paragraph (i). In the absence of an effective beneficiary designation as to part or all of a Participant’s interest in the Plan, such amount will be distributed to the Participant’s surviving spouse, if any, otherwise to the personal representative of the Participant’s estate.
          (iv) Special Rules for Spouses. A beneficiary designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. However, if the Participant is married, his spouse will be his Beneficiary unless such spouse has consented to the designation of a different Beneficiary. To be effective, the spouse’s consent must be in writing, witnessed by a notary public, and filed with the Committee. If the Participant has designated his spouse as a primary or contingent Beneficiary, and the Participant and spouse later divorce (or their marriage is annulled), then the former spouse will be treated as having pre-deceased the Participant for purposes of interpreting a beneficiary designation that was completed prior to the divorce or annulment; this provision will apply only if the Committee is informed of the divorce or annulment before payment to the former spouse is authorized.
          (v) Disclaiming. Any individual or legal entity who is a Beneficiary may disclaim all or any portion of his interest in the Plan, provided that the disclaimer satisfies the requirements of Code §2518(b) and applicable state law. The legal guardian of a minor or legally incompetent person may disclaim for such person. The personal representative (or the individual or legal entity acting in the capacity of the personal representative according to applicable state law) may disclaim on behalf of a Beneficiary who has died. The amount disclaimed will be distributed as if the disclaimant had predeceased the individual whose death caused the disclaimant to become a Beneficiary.
     (g) Administrative Delays in Payments. The Committee may delay any payment from this Plan for as short a period as is administratively necessary. For example, a delay may be imposed upon all payments from the Plan when there is a change of recordkeeper or trustee, and a delay may be imposed on payments to any recipient until they have provided the information needed for tax withholding and tax reporting, as well as any other information reasonably requested by the Committee. However, no delay may last long enough for the Plan to be considered a “pension plan” within the meaning of ERISA §3(2).
     (h) Technical Note. If a Participant or Beneficiary has a taxable year different from the calendar year, the deadlines under Article II shall be adjusted to the latest date, as specified in IRS guidance of general applicability, that would permit compliance with Code §409A.
     (i) Cash Payment and Withholding. All payments from the Plan will be made in cash. The Plan will withhold any taxes or other amounts that it is required to withhold pursuant to any applicable law. The Plan will also withhold any amounts (such as medical premiums) that the recipient authorizes the Plan or the Company to withhold.
Section 4. Administration
     (a) Composition of the Committee.
          (i) Current. As of January 1, 2009, the Committee is comprised of the members of the Retirement Plan Advisory Committee.
          (ii) Before a Change of Control. Before a Change of Control, the board of directors of Apache shall appoint an administrative Committee consisting of no fewer than three individuals who may be, but need not be, Participants, officers, directors, or employees of the Company. Apache’s board of directors may remove Committee members at will. In the absence of any Committee members, Apache shall become the sole Committee member.
          (iii) After a Change of Control. This paragraph applies on and after the date of a Change of Control. The only individuals who are able to serve on the Committee after the date of the Change of Control are those who are not then employed by Apache, its successor, or any related legal entities. No Committee members may be added on or after the day of the Change of Control, except that, if the Committee is comprised solely of individuals, (A) the Committee may appoint a legal entity as a Committee member, who may generally resign by giving 60 days’ notice to the other Committee members, and (B) if the number of Committee members drops below three, the remaining member(s) may not resign until having appointed a legal entity or another individual as a Committee member. If all Committee members leave the Committee (if, for example, all Committee members die before the last one appoints a new Committee member or if the sole Committee member is a legal entity that goes out of business), the Committee shall automatically consist of the three Participants with the largest monthly payments from the Plan who are not then employed by Apache, its successor, or any related legal entities.

          (iv) Plan Administrator. The Committee is the Plan’s “administrator” within the meaning of ERISA §3(16)(A). The sole named fiduciaries of the Plan are the Committee and the trustees of any trusts from which Plan benefits may be paid.
     (b) Committee Duties. The Committee shall administer the Plan and shall have all discretion and powers necessary for that purpose, including, but not by way of limitation, full discretion and power to interpret the Plan, to determine the eligibility, status, and rights of all persons under the Plan and, in general, to decide any dispute and all questions arising in connection with the Plan. The Committee shall direct the Company, the trustee of any rabbi trust established to pay Plan benefits, or both, as the case may be, concerning payments in accordance with the provisions of the Plan. The Committee shall maintain all Plan records except records of any trust. The Committee shall publish, file, or disclose — or cause to be published, filed, or disclosed — all reports and disclosures required by federal or state laws. The Committee may authorize one or more of its members or agents to sign instructions, notices, and determinations on its behalf.
     (c) Organization of Committee. The Committee shall adopt such rules as it deems desirable for the conduct of its affairs and for the administration of the Plan. It may appoint agents (who need not be members of the Committee) to whom it may delegate such powers as it deems appropriate, except that any dispute shall be determined by the Committee. The Committee may make its determinations with or without meetings. It may authorize one or more of its members or agents to sign instructions, notices, and determinations on its behalf. If a Committee decision or action affects a relatively small percentage of Plan Participants including a Committee member, such Committee member will not participate in the Committee decision or action. The action of a majority of the disinterested Committee members constitutes the action of the Committee.
     (d) Indemnification. The Committee and all of the agents and representatives of the Committee shall be indemnified and saved harmless by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims judicially determined to be attributable to gross negligence or willful misconduct.
     (e) Agent for Process. Apache’s Vice President, General Counsel, and Secretary shall be the agents of the Plan for service of all process.
     (f) Determination of Committee Final. The decisions made by the Committee are final and conclusive on all persons.
     (g) No Bonding. Neither the Committee nor any committee member is required to give any bond or other security in any jurisdiction in connection with the administration of the Plan, unless Apache determines otherwise before a Change of Control or any applicable federal or state law so requires.

Section 5. Terms of Plan; Termination.
This Plan is terminable at any time by the majority vote of the Board of Directors of the Company or its successor upon six months’ prior written notice delivered to all Employees, provided that the Company or its successor shall be prohibited from delivering notice of termination of the Plan after or within six months prior to a Change of Control.
Section 6. Amendment.
This Plan can be amended at any time by the Company on the following conditions:
     (a) No amendment shall be adopted by the Company or its successor subsequent to the Effective Date, except to alleviate any material negative tax consequences to one or more actual or expected recipients of Plan benefits.
     (b) Immediately after adopting any amendment, the Company shall provide to Employees a written statement of this Plan, as amended, and no amendments shall be effective as to any Employee, until the Employee has received the statement. An Employee will be deemed to have received the written statement of the Plan if it is delivered in person or after 48 hours of dispatch by mail or other suitable means of delivery to the last known address of the Employee.
Section 7. Other Plans and Contracts.
It is the intention of the Company that the benefits provided for in this Plan are in addition to, and not in lieu of any other rights, privileges or benefits to which the Employee may now or hereafter be entitled under any contract, arrangement, plan or other policy applicable to any Employee with the Company or any other employer.
Section 8. Claims Procedure
     (a) General. Each claim for benefits will be processed in accordance with the procedures established by the Committee. The procedures will comply with the guidelines specified in this section. Claims for reimbursement under the medical, dental, and vision plans, the employee assistance program, and claims for life insurance shall be determined under the procedures specified in those plans; however, this Plan’s procedures shall determine eligibility for continued participation in such plans. The Committee may delegate its duties under this section.
     (b) Representatives. A claimant may appoint a representative to act on his behalf. The Plan will only recognize a representative if the Plan has received a written authorization signed by the claimant and on a form prescribed by the Committee, with the following exceptions. The Plan will recognize a claimant’s legal representative, once the Plan is provided with documentation of such representation. If the claimant is a minor child, the Plan will recognize the claimant’s parent or guardian as the claimant’s representative. Once an authorized representative is appointed, the Plan will direct all information and notification regarding the claim to the authorized representative and the claimant will be copied on all notifications regarding decisions, unless the claimant provides specific written direction otherwise.
     (c) Extension of Deadlines. The claimant may agree to an extension of any deadline that is mentioned in this section that applies to the Plan. The Committee or the relevant decision-maker may agree to an extension of any deadline that is mentioned in this section that applies to the claimant.
     (d) Fees. The Plan may not charge any fees to a claimant for utilizing the claims process described in this section.
     (e) Filing a Claim. A claim is made when the claimant files a claim in accordance with the procedures specified by the Committee. Any communication regarding benefits that is not made in accordance with the Plan’s procedures will not be treated as a claim.
     (f) Initial Claims Decision. The Plan will decide a claim within a reasonable time up to 90 days after receiving the claim. The Plan will have a 90-day extension, but only if the Plan is unable to decide within 90 days for reasons beyond its control, the Plan notifies the claimant of the special circumstances requiring the need for the extension by the 90th day after receiving the claim, and the Plan notifies the claimant of the date by which the Plan expects to make a decision.
     (g) Notification of Initial Decision. The Plan will provide the claimant with written notification of the Plan’s full or partial denial of a claim, reduction of a previously approved benefit, or termination of a benefit. The notification will include a statement of the reason(s) for the decision; references to the plan provision(s) on which the decision was based; a description of any additional material or information necessary to perfect the claim and why such information is needed; a description of the procedures and deadlines for appeal; a description of the right to obtain information about the appeal procedures; and a statement of the claimant’s right to sue.
     (h) Appeal. The claimant may appeal any adverse or partially adverse decision. To appeal, the claimant must follow the procedures specified by the Committee. The appeal must be filed within 60 days of the date the claimant received notice of the initial decision. If the appeal is not timely and properly filed, the initial decision will be the final decision of the Plan. The claimant may submit documents, written comments, and other information in support of the appeal. The claimant will be given reasonable access at no charge to, and copies of, all documents, records, and other relevant information.
     (i) Appellate Decision. The Plan will decide the appeal of a claim within a reasonable time of no more than 60 days from the date the Plan receives the claimant’s appeal. The 60-day deadline will be extended by an additional 60 days, but only if the Committee determines that special circumstances require an extension, the Plan notifies the claimant of the special circumstances requiring the need for the extension by the 60th day after receiving the appeal, and the Plan notifies the claimant of the date by which the Plan expects to make a decision. If an appeal is missing any information from the claimant that is needed to decide the appeal, the Plan will notify the claimant of the missing information and grant the claimant a reasonable period to provide the missing information. If the missing information is not timely provided, the Plan will deny the claim. If the missing information is timely provided, the 60-day deadline (or 120-day deadline with the extension) for the Plan to make its decision will be increased by the length of time between the date the Plan requested the missing information and the date the Plan received it.
     (j) Notification of Decision. The Plan will provide the claimant with written notification of the Plan’s appellate decision (positive or adverse). The notification of any adverse or partially adverse decision must include a statement of the reason(s) for the decision; reference to the plan provision(s) on which the decision was based; a description of the procedures and deadlines for a second appeal, if any; a description of the right to obtain information about the second-appeal procedures; a statement of the claimant’s right to sue; and a statement that the claimant is entitled to receive, free of charge and upon request, reasonable access to and copies of all documents, records, and other information relevant to the claim.
     (k) Arbitration. The claimant and the Plan may voluntarily enter into a binding arbitration to resolve any claim, in which case (i) the Plan and/or Company pays all the arbitration fees and costs, (ii) the Plan agrees that any statute of limitations or other defense based on timeliness is tolled during the time between the date the claimant completes and submits the forms that begin the arbitration process and the date of the arbitrator’s decision (which will only apply if the claimant files suit after receiving an adverse decision from the arbitrator), and (iii) the Plan provides the claimant, upon request, sufficient information relating to the arbitration to enable the claimant to make an informed judgment about whether to submit the dispute to arbitration, including a statement that the claimant’s decision to choose or not choose arbitration will have no effect on the claimant’s rights to any other benefits under the Plan, and information about the applicable rules, the claimant’s right to representation, the process for selecting the arbitrator, and the circumstances, if any, that may affect the arbitrator’s impartiality.
Section 9. Distributions Due Infants or Incompetents
If any person entitled to a distribution under the Plan is an infant, or if the Committee determines that any such person is incompetent by reason of physical or mental disability, whether or not legally adjudicated as incompetent, the Committee has the power to cause the distributions becoming due to such person to be made to another for his benefit, without responsibility of the Committee to see to the application of such distributions. Distributions made pursuant to such power will operate as a complete discharge of the Company, the trustee, the Plan, and the Committee.

Section 10. Use and Form of Words
When any words are used herein in the masculine gender, they are to be construed as though they were also used in the feminine gender in all cases where they would so apply, and vice versa. Whenever any words are used herein in the singular form, they are to be construed as though they were also used in the plural form in all cases where they would so apply, and vice versa.
Section 11. Applicable Law.
This Plan shall be interpreted to have been made in the State of Texas and the laws of the State of Texas shall control.
Dated November 20, 2008, effective January 1, 2005.

ATTEST:		APACHE CORPORATION

/s/ Cheri L. Peper Cheri L. Peper Corporate Secretary	By:	/s/ Margery M. Harris Margery M. Harris Vice President